SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 3

                             THE PITTSTON COMPANY
            (Exact name of Registrant as specified in its charter)

              VIRGINIA                                 54-1317776
(State of incorporation or organization)  (I.R.S. Employer Identification No.)

                               1801 Bayberry Court
                           Richmond, VA 23226-8100
        (Address, including zip code, of principal executive offices)

      Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered

Pittston Brink's Group Rights to Purchase        New York Stock Exchange
  Series A Participating Cumulative
          Preferred Stock

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. | |

Securities Act registration statement file number to which this form relates:
________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

      This Registration Statement on Form 8-A/A amends the Registration Statement of The Pittston Company (the "Company") on Form 8-A filed with the Securities and Exchange Commission on February 26, 1996, as amended on August 11, 1997 and on January 14, 2000, which is incorporated herein by reference.


ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

      Item 1 of the Form 8-A is hereby amended by adding the following paragraph:

      Effective November 30, 2001, the Company, Fleet National Bank (f/k/a BankBoston, N.A.) and EquiServe Trust Company, N.A. ("EquiServe") executed an Amendment (the "Amendment") to the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of January 14, 2000, between the Company and BankBoston, N.A., as rights agent. The Amendment amended the Rights Agreement in order to modify the requirements by which a successor rights agent may be named and to appoint EquiServe as successor rights agent.

      The Amendment is attached hereto as Exhibit 1, which is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of that Exhibit.

ITEM 2.   EXHIBITS.

1. Amendment, effective November 30, 2001, by and among The Pittston Company, Fleet National Bank (f/k/a BankBoston, N.A.) and EquiServe Trust Company, N.A., to the Amended and Restated Rights Agreement dated as of January 14, 2000 between The Pittston Company and BankBoston, N.A., as Rights Agent.


                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                THE PITTSTON COMPANY


Date: January 14, 2002          By:/s/ Austin F. Reed
                                   -------------------------------------
                                   Name: Austin F. Reed
                                   Title: Vice President

                                INDEX OF EXHIBITS

Exhibit
Number    Title
-------   -----

1. Amendment, effective November 30, 2001, by and among The Pittston Company, Fleet National Bank (f/k/a BankBoston, N.A.) and EquiServe Trust Company, N.A., to the Amended and Restated Rights Agreement dated as of January 14, 2000 between The Pittston Company and BankBoston, N.A., as Rights Agent.

                                    EXHIBIT 1

                                 CONFORMED COPY


              AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

1. General Background. In accordance with Section 27 of the Amended and Restated Rights Agreement between Fleet National Bank f/k/a BankBoston, N.A. (the "Rights Agent") and The Pittston Company ("Pittston") dated January 14, 2000 (the "Agreement"), the Rights Agent and Pittston desire to amend the Agreement to appoint EquiServe Trust Company, N.A. as rights agent.

2. Effectiveness. This Amendment shall be effective as of November 30, 2001 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

3.    Revision.   The section in the Agreement entitled "Change of Rights
      Agent" is hereby deleted in its entirety and replaced with the following:

      Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred shares by registered or certified mail and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the

Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 22, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

4. Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 5th day of November, 2001.

The Pittston Company                Fleet National Bank f/k/a
                                    BankBoston, N.A.

/s/ James B. Hartough               /s/ Michael J. Connor
----------------------------------  ------------------------------------
By:    James B. Hartough            By:    Michael J. Connor
Title: Vice President -             Title: Managing Director,
       Corporate Finance and               Client Administration
         Treasurer


                                    EquiServe Trust Company, N.A.


                                    /s/ Michael J. Connor
                                    ------------------------------------
                                    By:    Michael J. Connor
                                    Title: Managing Director,
                                           Client Administration